                                                                   EXHIBIT 10(1)

                        POWER PURCHASE AND SALE AGREEMENT
                                     BETWEEN
                               AVISTA CORPORATION
                                       AND
                              POTLATCH CORPORATION

                                INDEX TO SECTIONS

Section                                                                                                  Page
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
 1.      Definitions ................................................................................     2
 2.      Representations.............................................................................     6
 3.      Term of Agreement ..........................................................................     7
 4.      Power Purchases (Power Deliveries to Avista) ...............................................     9
 5.      Power Sales (Power Deliveries to Potlatch)..................................................     12
 6.      Operation of Facility.......................................................................     13
 7.      Scheduling..................................................................................     15
 8.      Billing and Payments........................................................................     15
 9.      Metering....................................................................................     18
 10.     Termination of Agreement....................................................................     18
 11.     Forced Outage and Force Majeure.............................................................     19
 12.     Indemnity...................................................................................     20
 13.     Limitation of Liability ....................................................................     22
 14.     Insurance...................................................................................     23
 15      Assignment .................................................................................     25
 16.     No Unspecified Third Party Beneficiaries....................................................     25
 17.     No Transmission Rights......................................................................     25
 18.     Benefits for Renewable Fuels................................................................     25
 19.     Default.....................................................................................     26
 20.     Release by Avista ..........................................................................     27
 21.     Release by Potlatch.........................................................................     27
 22.     Governmental Authority .....................................................................     28
 23.     Several Obligations.........................................................................     28
 24.     Implementation .............................................................................     28
 25.     Non-Waiver .................................................................................     28
 26.     Entire Agreement and Amendment .............................................................     29
 27.     Venue, Attorneys Fees and Choice of Law.....................................................     29
 28.     Compliance with Laws .......................................................................     29
 29.     Confidentiality.............................................................................     30
 30.     Notices.....................................................................................     32
 31.     Settlement of Litigation....................................................................     33
 32.     Exhibits....................................................................................     33

         This Power Purchase and Sale Agreement ("Agreement") is entered into as of this 22nd day of July, 2003, by and between POTLATCH CORPORATION ("Potlatch"), a corporation organized and existing under the laws of the State of Delaware, and AVISTA CORPORATION ("Avista") of Spokane, Washington, a corporation organized and existing under the laws of the State of Washington, hereinafter sometimes referred to collectively as "Parties" and individually as "Party."

                              W I T N E S S E T H:

         WHEREAS, Potlatch owns and operates pulp, paperboard, tissue and wood products manufacturing plants in Nez Perce County, Idaho, herein collectively referred to as the "Lewiston Plant;"

         WHEREAS, Avista is presently supplying electric power to Potlatch at the Lewiston Plant;

         WHEREAS, Potlatch owns and operates four thermal electric generating units located at the Lewiston Plant;

         WHEREAS, there is pending before the United States District Court for the District of Idaho, Case No. CV02-543-C-EJL, a complaint by Potlatch against Avista;

         WHEREAS, there is pending before the Idaho Public Utilities Commission, Case No. AVU-E-02-08, a complaint by Potlatch against Avista;

         WHEREAS, the Parties desire to settle all litigation pending between them, pursuant to the terms of this Agreement;

         WHEREAS, Potlatch desires to sell, and Avista desires to purchase, the Net Facility Power pursuant to the terms of this Agreement; and

         WHEREAS, the Parties intend that, except for self generation by Potlatch to serve its own Load, Avista shall be the sole purchaser of Net Facility Power and the sole supplier for Potlatch Load.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

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1.       DEFINITIONS. In addition to words defined elsewhere in this Agreement as signified by initial capitalization, whenever used in this Agreement, exhibits and attachments hereto, the terms below shall have the following meanings:

(a) "BANKRUPT" With respect to either Party, when such Party (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it and such petition is not dismissed within sixty (60) days after it is filed, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due.

(b) "BASE GENERATION AMOUNT(S)" That amount of Net Facility Power, expressed in megawatt-hours, less any Incremental Generation Amount, for each hour and delivered by Potlatch to Avista. The maximum Base Generation Amount for any July 1st through June 30th period (any such period referred to as the "Operating Year") shall be 543,120 megawatt-hours during a normal year or 544,608 megawatt-hours during a leap year.

(c) "BASE PERIOD DEMAND" The average kVa supplied during the 30-minute period of maximum electricity use during the portion of the billing period up to and including the point where the maximum Base Generation Amount is reached. Demand shall be calculated using a rolling 30-minute demand interval with 5-minute sub-intervals.

(d) "BILLING PERIOD" That period which begins at 0000 hours on the first day of any month during the term of the Agreement and ends at 2400 hours on the last day of such month.

(e)      "EFFECTIVE DATE" The date this Agreement becomes effective pursuant to
Section 3(a) of this Agreement.

(f) "EXCESS GENERATION AMOUNT(S)" That amount of Net Facility Power, expressed in megawatt-hours, generated by the Facility, less any Incremental Generation Amount, for each hour that is in excess of the maximum Base Generation Amount of 543,120 megawatt-hours for any Operating Year during a normal year or 544,608 megawatt-hours during a leap year.

(g) "EXCESS PERIOD DEMAND" The average kVa supplied during the 30-minute period of maximum electricity use during the portion of the billing period after the point where the maximum Base Generation Amount is reached. Demand shall be calculated using a rolling 30-minute demand interval with 5-minute sub-intervals.

(h) "FACILITY" The electric generating facilities, including all equipment and structures necessary to generate and supply power, more particularly described at Exhibit C (Description of the Facility).

(i) "FACILITY SERVICE POWER" Electric power used by the Facility during its operation for station service, including, but not necessarily limited to pumping, generator excitation and cooling, as further defined in Exhibit A.

(j) "FORCED OUTAGE" Any outage that either fully or partially curtails the electrical output of the Facility caused by mechanical or electrical equipment failure, plant related structural failure, or unscheduled maintenance required to be performed to prevent equipment failure.

(k) "GOOD INDUSTRY PRACTICE(S)" Good industry practice as defined in the Interconnection Agreement, which definition is adopted by reference for purposes of this Agreement as though set forth in full herein.

(l) "GOVERNMENTAL AUTHORITY" Any federal, state or local government, political subdivision thereof or other governmental, regulatory, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, or entity or any arbitrator with authority to bind a Party at law.

                                      -3-
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(m)      "GOVERNMENTAL RULE(S)" Any law, rule, regulation, ordinance, order, code, permit, judgment, or similar form of decision of any Governmental Authority having the effect of law or regulation.

(n) "HEAVY LOAD HOURS" ("HLH") The hours ending 0700 through 2200 Pacific Prevailing Time, Monday through Saturday inclusive, excluding NERC holidays.

(o) "INCREMENTAL GENERATION AMOUNT(S)" The amount of Net Facility Power expressed in megawatt-hours for each hour that is in excess of the Nominal Generation Amount.

(p) "INDEX" The daily price expressed in dollars per megawatt-hour for firm energy as published by Dow Jones for the Mid-Columbia point of delivery for the applicable Heavy Load Hours or Light Load Hours. If prices for any hour are not published for the Mid-Columbia point of delivery, Avista may extrapolate such prices using reasonable commercial judgment; provided that Avista shall notify Potlatch in writing of any such extrapolation and the basis thereof. In the absence of this index, a comparable publication of firm energy prices at Mid-Columbia shall be used as mutually agreed to by the Parties.

(q) "INTERCONNECTION AGREEMENT" The Generation Interconnection Agreement between Potlatch and Avista.

(r)      "LIGHT LOAD HOURS" ("LLH") All hours other than Heavy Load Hours.

(s) "LOAD" The hourly energy, expressed in megawatt-hours, consumed at Potlatch's Lewiston Plant excluding Facility Service Power and Losses.

(t) "LOSSES" Electric power used by the Facility during its operation to transform or transmit electric power to Points of Delivery. Losses shall be deemed to be 200 kW.

(u) "NET FACILITY POWER" Electric power generated by the Facility and measured at the point of generation less Facility Service Power and less electric power used to compensate for Losses.

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

If any adjustment to the meter readings is required hereunder to determine the Net Facility Power actually delivered to the Points of Delivery, the electric power which the Parties agree is used by the Facility in its operation and losses to the Points of Delivery is set forth in Exhibit A.

(v) "NOMINAL GENERATION AMOUNT(S)" A calculation to be performed daily and shall be the same for each hour of that day, but only used when the Parties execute a Power Purchase of Incremental Generation Amounts, to be determined as follows: The amount of electric power generated by the Facility, expressed in megawatts per hour, determined by averaging the hourly Net Facility Power generation amounts less any Power Purchases of Incremental Generation Amounts for each hour for the immediate past period counting backwards beginning two (2) days prior to the current day and consisting of thirty (30) days, not necessarily contiguous, in which the average Net Facility Power was greater than 720 megawatt-hours for each of these days (30 aMW). The Nominal Generation Amount shall be not less than fifty-five (55) megawatts per hour. The Nominal Generation Amount shall be calculated as of the date of any transaction for a Power Purchase of Incremental Generation Amounts and shall be the same amount for each hour during the term of such transaction. If the Power Purchase transaction for an Incremental Generation Amount is a prescheduled transaction, then the Nominal Generation Amount calculation will serve to set the Base Generation Amount or Excess Generation Amount for the duration of the Incremental Generation Transaction Period, and any Net Facility Power above that amount shall be deemed the Incremental Generation Amount. The "Incremental Generation Transaction Period" shall be all hours of each of the days specified for delivery of Incremental Generation Amounts that are part of a single prescheduled transaction which is also the first such transaction executed by the Parties for Incremental Generation Amount deliveries during those same days. The Incremental Generation Amount shall be set equal to zero for the purpose of calculating Base Generation Amounts (as defined in Subsection 1(b)), Excess Generation Amounts (as defined in Subsection 1(f)), and Nominal Generation Amounts during those hours in which no Incremental Generation Amount is purchased by Avista, in accordance with Section 4.

(w) "PACIFIC PREVAILING TIME" The Pacific Time, either standard time or daylight savings time, whichever is in effect at the relevant time.

(x) "POINTS OF DELIVERY" The locations where the Facility is electrically interconnected with Avista's electrical system

(y) "POWER PURCHASE(S)" Power transactions in which Avista purchases from Potlatch electric power generated by the Facility.

(z) "POWER SALE(S)" Power transactions in which Potlatch purchases electric power from Avista.

(aa) "TRUE-UP PROCESS" That process described in Section 3(f) for settling obligations incurred under this Agreement in the event of termination.

(bb) "WEEK" The period of time beginning at 0000 hours on any Sunday during the term of this Agreement and ending at 2400 hours on the immediately subsequent Saturday.

2.       REPRESENTATIONS.

(a) Potlatch represents that it is the sole owner of the Facility, that all licenses or permits required for the operation thereof have been or will be obtained in the name of, or assigned to Potlatch, prior to the Effective Date and that the undersigned is authorized to execute this Agreement in Potlatch's behalf. Potlatch also represents that each generating unit described at Exhibit C (Description of the Facility) is a qualifying facility ("Qualifying Facility") pursuant to law and the rules of the Federal Energy Regulatory Commission.

(b)      Each Party represents and warrants to the other:

         (1) subject to the provisions of Subsections 3(b) and 3(c), it has all authorizations from Governmental Authority necessary for it to legally perform its obligations under this Agreement or will obtain such authorizations in a timely manner prior to the time at which any performance by it requiring such authorizations becomes due;

         (2) the execution, delivery and performance of this Agreement are within its statutory and corporate powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its governing documents, any material contract to which it is a party or by which it or any of its properties may be affected or bound, or any Governmental Rule applicable to it;

         (3) this Agreement constitutes a legal, valid and binding obligation of the Party enforceable against it in accordance with its terms, and the Party has all rights such that it can and shall perform its obligations to the other Party in conformance with the terms and conditions of this Agreement, subject to bankruptcy, insolvency, reorganization and other laws affecting creditor's rights generally and general principles of equity;

         (4) no Bankruptcy is pending against it, being contemplated by it, or to its knowledge threatened against it; and

         (5) subject to the provisions of Subsections 3(b) and 3(c) there are no suits, proceedings, judgments, rulings or orders by or before any Governmental Authority that could reasonably be expected to have a material adverse effect on its ability to perform this Agreement.

3.       TERM OF AGREEMENT.

(a) Subject to the provisions of this Section 3, this Agreement shall be effective at 0000 hours on July 1, 2003. Power Purchases and Sales pursuant to this Agreement shall be deemed to have commenced upon the Effective Date.

(b) Potlatch and Avista shall jointly petition the Idaho Public Utility Commission ("IPUC") for an order approving this Agreement. This Agreement is conditioned upon approval by the IPUC of the following provisions:

         (1) approval of the Agreement as a settlement of all known existing disputes between the Parties, without precedential value and without prejudice to the Parties' positions on similar issues in the future;

         (2) direct assignment of all Power Purchase costs paid by Avista to Potlatch under this Agreement to Avista's Idaho operations; and

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         (3)      deferral and recovery of 100% of all Power Purchase costs paid by Avista to Potlatch under this Agreement to Avista's Idaho Power Cost Adjustment ("PCA") or otherwise recovered by Avista through base rates.

         In the event that the IPUC does not approve the Agreement or approves it upon conditions that are unacceptable to Avista or Potlatch in their sole discretion, the Agreement shall terminate upon the date of such order, subject to the True-Up Process described below.

        After IPUC initial approval of this Agreement, should the IPUC revise regulatory treatment of the Agreement in a manner unacceptable to Avista or Potlatch in their sole discretion, the Agreement shall terminate upon the date of such order, without being subject to the True-Up Process described below.

(c) This Agreement is conditioned upon the execution and filing with the Federal Energy Regulatory Commission ("FERC") of the Interconnection
Agreement between Avista and Potlatch within sixty (60) days of the Effective Date of this Agreement. In the event that FERC does not approve the Interconnection Agreement or approves it upon conditions that are unacceptable to Avista or Potlatch in their sole discretion, this Agreement shall terminate upon the date of such order, subject to the True-Up Process described below.

(d) In the event that any third person requests rehearing of an order of the IPUC that approves the Agreement or appeals an order of the IPUC that approves this Agreement to a court of competent jurisdiction, the Agreement shall terminate upon the date of an order on rehearing or order on appeal that disapproves the Agreement or approves it upon conditions that are unacceptable to Avista or Potlatch in their sole discretion, subject to the True-Up Process described below.

(e) In the event this Agreement is not finally approved by December 31, 2003, neither Party shall have any further obligations hereunder, and this Agreement shall terminate, subject to the True-Up Process described below.

(f) TRUE-UP PROCESS: In the event that this Agreement is terminated pursuant to Subsections 3(b) through 3(e) except as otherwise provided, the Parties agree to refund amounts paid and received hereunder that exceed amounts that would have been paid and received had this Agreement not taken effect from the Effective Date to the date of termination ("Interim Period"). Such refund amounts shall be calculated as the difference between the amounts paid and received hereunder and the amounts that would have been paid and received if Potlatch had utilized its Facility to generate electricity for its own Load at the Lewiston Plant during the Interim Period and purchased its remaining electricity requirements at Schedule 25 rates. If the amount of electricity generated by the Facility exceeds the Load at the Lewiston Plant during the Interim Period, Avista shall be deemed to have purchased the amount in excess of the Load, and such purchase shall be priced at the energy rates contained in Schedule 25, calculated for each month of the Interim Period. Incremental Generation Amounts and prices paid therefor during the Interim Period shall not be subject to this True-Up Process.

(g)      This Agreement shall terminate at 2400 hours on June 30, 2013.

4.       POWER PURCHASES (POWER DELIVERIES TO AVISTA).

(a) Potlatch shall sell and deliver and Avista shall purchase and accept delivery of Net Facility Power in accordance with the terms and conditions of this Agreement. Such purchase by Avista shall satisfy Avista's obligation to purchase power from the Facility pursuant to the Public Utility Regulatory Policies Act for the term of this Agreement. All prices for Power Purchases described in this Section 4 are all inclusive, and Avista shall not impose any charges or set-offs for transmission, losses, ancillary services or other similar costs.

(b) Avista shall pay $42.92 per megawatt-hour for the Base Generation Amount generated by the Facility each hour and delivered by Potlatch to Avista.

(c) Avista shall pay eighty-five percent (85%) of the applicable (HLH or LLH) Index price per megawatt-hour, up to a maximum price paid to Potlatch of $55 per megawatt-hour, for

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Excess Generation Amounts generated by the Facility each hour and delivered by
Potlatch to Avista. Potlatch may choose to not schedule and deliver Excess Generation Amounts to Avista and instead supply electric power to the Load during any Week; provided, however, Potlatch shall notify Avista of its election in accordance with Subsection 7(a) and such election shall be binding for the Week. In the event Potlatch does not notify Avista of its election in accordance with Subsection 7(a), Potlatch shall be deemed to have elected to supply the power to its Load for the Week. Avista shall not pay Potlatch for such Excess Generation that is not scheduled and delivered to Avista.

(d) The maximum Excess Generation Amount that Avista shall purchase for any Operating Year shall be 43,800 megawatt-hours. Excess Generation Amounts in excess of the maximum Excess Generation Amount shall be deemed used to serve Potlatch Load.

(e) Avista shall pay for Incremental Generation Amounts as set forth herein. Avista shall make price offers for Incremental Generation Amounts to Potlatch, either upon its own initiative or upon Potlatch's request, subject to Subsection 4(f) below. Prices offered by Avista shall include all Avista costs, including but not limited to, unit contingency, transmission, losses, ancillary services and other costs, but excluding third party transmission costs. Potlatch may request a price offer from Avista on a prescheduled basis for Incremental Generation Amounts consistent with Section 7. Unless the Parties otherwise agree, Avista, using reasonable commercial efforts, shall provide a price offer which shall be eighty-five percent (85%) of a unit contingent sale price that Avista is able to execute with a third party for the Incremental Generation Amount that Potlatch will make available to Avista on a prescheduled basis. If Avista is unable, after using reasonable commercial efforts to execute a unit contingent sale, or is unwilling, using reasonable commercial judgement to execute a unit contingent sale, then Avista shall not be obligated to offer a prescheduled price to Potlatch. Any Avista purchases of firm, rather than unit contingent, Incremental Generation Amounts shall be subject to separate negotiation and mutual agreement at the time of such purchases.

         If the Parties are unable to mutually agree upon a prescheduled price for Incremental Generation Amounts and Potlatch desires to sell Incremental Generation Amounts to Avista, Potlatch may request a real-time price offer for the hour from Avista consistent with Section 7.

Subject to Subsection 4(f) below, if the Parties are unable to mutually agree on a real-time price for such hour, then Potlatch may elect, consistent with
Section 7, to receive a price based on eighty percent (80%) of the weighted average price of Avista's real-time hourly sales and purchases for the hour in which the Parties agree that Avista will purchase Incremental Generation Amounts. If Avista has no real-time hourly purchases or sales for the hour in which Potlatch elects to sell Incremental Generation Amounts to Avista, then eighty percent (80%) of the hourly real-time market price internally recorded by Avista based on information which Avista generally discovers through its participation in the market shall be used as the price for the Incremental Generation Amount for such hour.

(f) Avista shall use the same degree of care and effort to purchase and, if necessary, to resell Incremental Generation Amounts as it uses in selling electric power from Avista owned generating resources. Notwithstanding anything in this Agreement, Avista reserves the right to refuse to purchase Incremental Generation Amounts due to commercially reasonable internal policy limitations prohibiting purchases for resale or Governmental Rules prohibiting purchases for resale. Avista shall make reasonable efforts to notify Potlatch in advance of such internal policy limitations or Governmental Rules.

(g) With regard to a prescheduled purchase of an Incremental Generation Amount, at the time of execution of the transaction, Avista shall provide Potlatch with a facsimile copy of the transaction confirmation that shall include the mutually agreed upon price and estimated Incremental Generation Amount as provided by Potlatch. With regard to a real-time purchase of an Incremental Generation Amount, at the time of execution of the transaction, Avista shall provide Potlatch with a voice confirmation of either the price or Potlatch's election to take the calculated price, in accordance with Subsection 4(e). Potlatch shall provide a voice confirmation of the estimated Incremental Generation Amount. Potlatch may call Avista's real-time scheduler in the hour following the hour of delivery of the Incremental Generation Amount and Avista shall provide the real-time market price internally recorded in accordance with Subsection 4(e) for Potlatch's information purposes only.

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(h)      MULTIPLE INCREMENTAL GENERATION AMOUNT TRANSACTIONS WITHIN A SINGLE
HOUR: Should the Parties enter into more than one transaction for delivery in any hour of Incremental Generation Amounts, then the actual Incremental Generation Amounts produced by Potlatch's Facility will be first committed to the transaction entered into on the earliest date and time and the remaining actual Incremental Generation Amounts will be committed to the remaining transactions in the order in which the Parties entered into those transactions.

5.       POWER SALES (POWER DELIVERIES TO POTLATCH).

(a) Avista shall sell and deliver and Potlatch shall purchase and accept delivery of electric power and energy required for Potlatch's Load at the Lewiston Plant for the duration of the Agreement in accordance with the terms and conditions of this Agreement, Avista's Rules and Regulations in effect with the IPUC, applicable tariff schedules and orders of the IPUC in effect at the time electric power is delivered hereunder, as they may be changed from time to time, and any other requirements imposed by law, provided:

         (1) Avista shall not be obligated to provide to Potlatch Facility Service Power or Losses; and

         (2) Any demand charge assessed to Potlatch for periods in which Power Purchases are made shall be based on either:

                  (i) The coincident hourly sum of (1) Net Facility Power produced by the Facility (expressed in kilowatts) and (2) electric power (expressed in kilowatts) that flows from Avista's electric system to the Potlatch Load added vectorily to only the reactive power ("kVARs") that flows from Avista's electric system to the Potlatch Load during periods when Avista purchases from Potlatch either Base Generation Amounts or Excess Generation Amounts, or;

                  (ii) The coincident hourly sum of (1) Incremental Generation Amounts produced by the Facility (expressed in kilowatts) and (2) electric power (expressed in kilowatts) that flows from Avista's electric system to the Potlatch Load added vectorily to only the reactive power ("kVARs") that flows from Avista's electric system to the Potlatch Load during periods when Potlatch elects to use Excess Generation Amounts to serve its Load.

         Reactive power produced by the Facility as described in either of the cases under Subsection 5(a)(2)(i) or 5(a)(2)(ii) above shall not be included in the demand calculation.

                  (3) Any demand charge assessed to Potlatch for periods in which no Power Purchases are made shall be based only on kilowatts that flow from Avista's electric system to the Potlatch Load added vectorily to only the reactive power that flows from Avista's electric system to the Potlatch Load.

(b) Avista shall bill for all electric power delivered by Avista for Potlatch's Load at the rates set forth in Avista's Extra Large General Service
Schedule 25, including all adjustments thereto, unless and until such time as the IPUC issues an order authorizing Avista to bill at a different rate. Nothing shall prejudice any Party's right to propose, or the Commission to order, in future proceedings that Potlatch's service should be priced at rates other than
Schedule 25 rates. This Agreement shall not be construed as restricting the right of either Party to petition the IPUC to establish, disestablish, amend or alter Avista's Rules and Regulations in effect with the IPUC, applicable tariff schedules and orders of the IPUC, including but not limited to Schedule 25.

6.       OPERATION OF FACILITY.

(a) Potlatch shall construct, operate and maintain the Facility and associated electrical equipment in compliance with Qualifying Facility status and in accordance with applicable laws and regulations and in accordance with Good Industry Practice. Potlatch shall construct, operate and maintain the Facility and other equipment associated with the Lewiston Plant at its own risk and expense. Avista shall construct, operate and maintain its interconnection facilities, that portion of its system that is interconnected to the Facility, and all equipment needed to receive and transmit electric power in accordance with applicable laws and regulations and in accordance with the Interconnection Agreement and Good Industry Practice.

(b) Interconnection of electrical systems under this Agreement shall be governed by the Interconnection Agreement. Nothing herein is intended to amend or alter the Interconnection Agreement as it may be amended or superceded. In the event that the Interconnection Agreement is superceded or amended as a consequence of a lawful order of the Federal Energy Regulatory Commission, or other agency or court having jurisdiction thereof, the Parties agree to negotiate in good faith such amendments to this Agreement as are necessary to preserve the intent of this Agreement. Subject to Governmental Rules, in the event of a conflict between the terms of this Agreement and the Interconnection Agreement, the terms of this Agreement shall take precedence.

(c) Exhibit B (Communications), attached hereto, shall govern communications between Potlatch and Avista for purposes of this Agreement.

(d) Potlatch shall provide Avista as much notice as is reasonably practicable under the circumstances in the event of any planned increase to or reduction in its Load of more than 10,000 kilowatts. Potlatch shall also provide as much notice as is reasonably practicable under the circumstances of any planned outages of the Facility and any planned increase or reduction of generation from the Facility of more than 10,000 kilowatts. The notices shall specify the amount and the expected duration of such outages, increases and reductions.

(e) Potlatch shall use its best efforts to maintain its Load on Avista's electric system (at the Points of Delivery) at a power factor of 95% or higher throughout the term of this Agreement. Avista shall not be liable for any loss or damage incurred by Potlatch resulting solely from Potlatch's failure to maintain a power factor of 95% or higher.

(f) The Parties acknowledge that Avista's electric power system and delivery facilities, under certain circumstances, may constrain power deliveries to Potlatch's Lewiston Plant. Potlatch shall notify Avista of any intention to increase its energy and demand requirements at the Lewiston Plant beyond the capacity of Avista's facilities. The Parties shall negotiate in good faith the terms and conditions of a mutually acceptable separate agreement to install additional facilities required to accommodate additional energy and demand requirements, subject to approval by the IPUC and consistent with FERC rules and regulations.

(g)      Potlatch agrees to adhere to IEEE 519 guidelines for power quality.

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7.       SCHEDULING.

(a) GENERAL SCHEDULING: Potlatch shall submit to Avista pre-schedulers its estimated hourly schedules for Base Generation Amounts, Excess Generation Amounts, and Load for each Week, and shall make commercially reasonable efforts to deliver electric power as scheduled. Potlatch shall also indicate, pursuant to Subsection 4(c), whether it will sell Excess Generation Amounts to Avista or elects to instead supply Excess Generation Amounts to its Load for the Week. Potlatch shall insure that such submission is received by Avista no later than 1700 hours Pacific Prevailing Time of the second-to-the-last business day observed by both Parties of the Week preceding the Week to be pre-scheduled by facsimile or other similar written form. Potlatch shall also call Avista's real-time scheduler as soon as practical if there are material changes to expected generation amounts or Load.

(b) DAY-AHEAD INCREMENTAL GENERATION AMOUNT SCHEDULING ESTIMATES: Potlatch shall submit to Avista's pre-schedulers its best estimates of hourly Incremental Generation Amounts by 0600 hours Pacific Prevailing Time on the business day observed by both Parties immediately preceding the day or days on which electric power is to be delivered, unless otherwise mutually agreed by the Parties.

(c) REAL-TIME INCREMENTAL GENERATION AMOUNT SCHEDULES: Potlatch shall contact Avista real-time schedulers no earlier than two hours and not later than one hour prior to the hour in which power is to be delivered to communicate its best estimate of hourly Incremental Generation Amounts and any material change in expected electric power deliveries or changes in Load.

8.       BILLING AND PAYMENTS.

(a) So long as there are Power Sales made and/or payments due hereunder, Avista shall prepare monthly an itemized billing of the payment due, including the amounts of Power Purchases, Power Sales, the appropriate rates, and any adjustments to the payment consistent with the provisions herein. Payments for amounts billed shall be received by the Party to be paid on the due date, which shall be either the 20th day of the month following the Billing Period or ten (10) days after receipt of the bill, whichever is later ("Due Date"). Payment shall be made at the location designated by the Party to which payment is due. If the Due Date falls on a non-business day of either Party, then the payment shall be due on the next following business day.

(b) Subject to Subsection (c) below, any payments by Avista to Potlatch or by Potlatch to Avista, if not paid in full within the limitations set forth in Subsection (a), shall be late. In addition to the other remedies for such an Event of Default pursuant to this Agreement, the late-paying Party shall be assessed a charge for late payment equal to the lesser of one percent (1%) per whole or partial month, or the maximum rate allowed by the laws of the State of Idaho per whole or partial month multiplied by the overdue amount. Each Party shall have the right to offset any amounts due it against any present payments owed to the other Party.

(c) If a Party in good faith disputes a bill prepared by the other Party, the disputing Party may pay or withhold the amount in dispute. If a disputing Party elects to pay or withhold the amount in dispute, it shall provide a written notice to the other Party at the same time that payment would be normally due, which notice shall specifically set forth the basis of the dispute. The Parties agree as soon as practicable to negotiate the dispute and failing negotiation, to otherwise resolve the dispute in the most expeditious manner practicable. If the disputing Party elects to withhold the disputed amount, and if the billing dispute is resolved in favor of the Party that prepared the bill, the disputing Party shall pay to the billing Party the amount withheld with interest accrued at the rate set forth in Subsection (b) above, multiplied by the withheld amount, prorated by months and partial months from the original date that the amount should have been paid to the actual date of payment. If the disputing Party elects to pay the disputed amount, and the billing dispute is resolved in favor of the disputing Party, the Party that prepared the bill shall refund the disputed amount to the disputing Party, with interest accrued at the rate set forth in Subsection (b) above multiplied by the disputed amount, prorated by months and partial months from the date that the amount was paid to the date of refund.

(d) Potlatch may verify information used in preparing invoices by examining Avista documents in its Spokane office for a period up to ninety (90) days after the billing date. All information, records and reports related to Power Purchases or Power Sales under the terms of this Agreement, and the calculation of prices therefor, will be open to inspection by Potlatch upon reasonable notice and provided that Potlatch shall keep all such information confidential and use it only for purposes of this Agreement, and further provided that in any enforcement proceedings, Potlatch shall avail itself of procedures to protect the confidentiality of such information under the applicable Governmental Rules.

(e) Avista shall prorate amounts billed to Potlatch for demand and other charges, in accordance with the provisions of this Section, during the initial month of Power Purchases and Power Sales under this Agreement if such purchases and sales commence on any day other than the first day of the month, and during any Billing Period in which Potlatch elects to use Excess Generation Amounts to serve the Load as permitted in Section 4(c). The Power Sales demand quantities, expressed in kilovolt-amperes ("kVa") shall be prorated for the purposes of calculating the demand charge for the applicable Billing Periods. For the applicable Billing Periods, the prorated demand quantity components shall be calculated as follows: (1) Base Period Demand, expressed in kVa, during that portion of the Billing Period in which Avista made Power Purchases of Base Generation Amounts from Potlatch multiplied by the number of days (rounded to the nearest whole day) in the Billing Period in which Avista made Power Purchases of Base Generation Amounts from Potlatch and then divided by the total number of days in the Billing Period; (2) Excess Period Demand, expressed in kVa, during that portion of the billing period in which Avista made no Power Purchases other than Incremental Generation Amounts from Potlatch multiplied by the number of days (rounded to the nearest whole day) in the Billing Period in which Avista made no Power Purchases other than Incremental Generation Amounts from Potlatch and then divided by the total number of days in the Billing Period; (3) Excess Period Demand, expressed in kVa, during that portion of the Billing Period in which Avista purchased Excess Generation Amounts from Potlatch multiplied by the number of days (rounded to the nearest whole day) in the Billing Period in which Avista made Power Purchases of Excess Generation Amounts from Potlatch and then divided by the total number of days in the Billing Period. Prorated total demand quantity, expressed in kVa, is calculated from the arithmetic sum of (1), (2) and (3) above. The resultant total demand quantity shall be used for calculation of the demand charge.

(f) Adjustments shall be made in billings for errors in a meter reading or in a billing discovered within thirty-six (36) months of the error.

9.       METERING.

(a)      Metering shall be governed by the provisions of Exhibit A.

(b) Avista shall be responsible for any meter readings required by this Agreement.

10.      TERMINATION OF AGREEMENT.

Subject to the Force Majeure provision of this Agreement, the Agreement may be terminated at Avista's sole option, if any of the following conditions occur.

(a) Potlatch abandons the Facility or otherwise renders the Facility incapable of generating electric power; or

(b) There have been no electric power deliveries to Avista from the Facility for a period of twelve (12) consecutive months; or

(c) The electric power deliveries from the Facility to Avista fail to exceed 175,200 megawatt-hours during any rolling period of twenty-four (24) consecutive months, which rolling period commences any time after the first twelve (12) consecutive months following the Effective Date.

11.      FORCED OUTAGE AND FORCE MAJEURE.

(a) Neither Party shall be liable to the other Party for, or be considered to be in breach of or default under this Agreement, on account of any delay in performance due to any of the following events, which event or circumstance was not anticipated as of the Effective Date ("Force Majeure"):

         (1) Any cause or condition beyond such Party's reasonable control that such Party is unable to overcome by the exercise of reasonable diligence, including but not limited to: fire, flood, earthquake, volcanic activity, wind, drought and other acts of the elements; court order and act of civil, military or governmental authority; strike, lockout and other labor dispute; riot, insurrection, terrorism, sabotage or war; Governmental Rules; Forced Outage; breakdown of or damage to facilities or equipment; electrical disturbance originating in or transmitted through such Party's electric system or any electric system with which such Party's system is interconnected; any interruption of transmission service required for the performance of this Agreement that is excused by reason of force majeure or uncontrollable forces under a Party's contract with a transmission service provider; and, any act or omission of any person or entity other than such Party, and Party's contractors or suppliers of any tier or anyone acting on behalf of such Party; or

         (2) Any action taken by such Party which is, in the sole judgment of such Party, necessary or prudent to protect the operation, performance, integrity, reliability or stability of such Party's electric system or any electric system with which such Party's electric system is interconnected, whether such actions occur automatically or manually.

(b) In the event of any Force Majeure occurrence, the time for performance thereby delayed shall be extended by a period of time reasonably necessary to compensate for such delay. Nothing contained in this paragraph shall require any Party to settle any strike, lockout or other labor dispute. In the event of a Force Majeure occurrence, which will affect performance under this Agreement, the nonperforming Party shall provide the other Party written notice as soon as practicable after the occurrence of the Force Majeure event. Such notice shall include the particulars of the occurrence, assurances that suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure and that best efforts are being used to remedy its inability to perform. The nonperforming Party shall remedy the Force Majeure occurrence with all reasonable dispatch. The performing Party shall not be required to perform or resume performance of its obligations to the nonperforming Party corresponding to the obligations of the performing Party excused by the Force Majeure occurrence.

(c) Force Majeure does not include changes in the ownership, occupancy, or operation of the Facility or Avista if such changes occur because of normal business occurrences which include but are not limited to: changes in business economic cycles; recessions; bankruptcies; tax law changes; sales of businesses; closure of businesses; changes in production levels; and, changes in system operations.

(d) Force Majeure does not excuse any Party from making payments of money due under this Agreement for power purchased prior to the Force Majeure event.

12.      INDEMNITY.

(a) POTLATCH'S DUTY TO INDEMNIFY. Potlatch shall indemnify, hold harmless and defend Avista, and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, affiliates' employees, invitees and successors, from and against any and all third party claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for damage to property, injury to any person or entity, or death of any individual, including Avista's employees and affiliates' employees, Potlatch's employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Potlatch or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Potlatch's performance or breach of this Agreement, or the exercise by Potlatch of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, death or damage is held to have been caused by the sole negligence or intentional wrongdoing of Avista, its agents or employees. The foregoing indemnification obligation shall not be limited in any way by workers' compensation laws or by any limitation on the amount or type of damages, compensation or benefits payable by Potlatch under applicable workers' compensation laws.

(b) AVISTA'S DUTY TO INDEMNIFY. Avista shall indemnify, hold harmless and defend Potlatch, and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, invitees and successors, from and against any and all third party claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for damage to property, injury to any entity or person, or death of any individual, including Potlatch's employees and affiliates' employees, Avista's employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Avista or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Avista's performance or breach of this Agreement, or the exercise by Avista of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, death or damage is held to have been caused by the sole negligence or intentional wrongdoing of Potlatch, its agents or employees. The foregoing indemnification obligation shall not be limited in any way by workers' compensation laws or by any limitation on the amount or type of damages, compensation or benefits payable by Avista under applicable workers' compensation laws.

(c) NOTICE. A Party seeking indemnification under this Agreement ("First Party") shall give the other Party ("Second Party") notice of the claim or action giving rise to a right of indemnification as soon as practicable, but in any event on or before the thirtieth (30th) day after the First Party's actual knowledge of such claim or action. The notice shall describe the claim or action in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim or action. Any failure of the First Party to provide the notice required by this Section shall not affect the First Party's rights to indemnification except to the extent the Second Party is actually and materially prejudiced as a result of such failure. Neither Party may settle or compromise any claim for which indemnification is sought under this Agreement without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed. Each Party's indemnification obligation shall survive expiration, cancellation or early termination of this Agreement.

(d) ACKNOWLEDGMENT TO NEGOTIATION. POTLATCH AND AVISTA SPECIFICALLY WARRANT THAT THE TERMS AND CONDITIONS OF THE FOREGOING INDEMNITY PROVISIONS ARE THE SUBJECT OF MUTUAL NEGOTIATION BY THE PARTIES, AND ARE SPECIFICALLY AND EXPRESSLY AGREED TO IN CONSIDERATION OF THE MUTUAL BENEFITS DERIVED UNDER THE TERMS OF THE AGREEMENT.

13.      LIMITATION OF LIABILITY.

(a) LIMITATION OF LIABILITY. With respect to claims by and between the Parties under this Agreement, the measure of damages at law or in equity in any action or proceeding shall be limited to direct actual damages only. Such direct actual damages shall be the sole and exclusive remedy and all other remedies or damages at law or in equity are waived and neither Party shall be liable in statute, contract, in tort (including negligence), strict liability, warranty or under any other legal theory or otherwise to the other Party, its agents, representatives, and/or assigns, for any special, incidental, punitive, exemplary or consequential loss or damage whatsoever, including, but not limited to, loss of profits or revenue for work not performed, for loss of use of or under-utilization of the other Party's facilities, loss of use of revenues, attorneys' fees, litigation costs, or loss of anticipated profits, resulting from either Party's performance or non-performance of an obligation imposed on it by this Agreement, without regard to the cause or causes related thereto, including the negligence of any Party. The Parties expressly acknowledge and agree that this limitation shall not apply to any claims for indemnification under Section 12 of this Agreement. The provisions of this Section shall survive the termination or expiration of this Agreement.

(b) LIMITATION OF LIABILITY FOR WIS PARTIES. Notwithstanding the provisions of Subsection (a) above, if both Avista and Potlatch are parties to the Western Interconnected Systems Limitation of Liability ("WIS") Agreement, then the WIS Agreement shall control their liabilities with respect to damages to the Facility, the interconnection facilities, or Avista's electric system.

14.      INSURANCE.

(a) GENERAL LIABILITY. The Parties agree to maintain, at their own cost and expense, general liability, workers' compensation, and other forms of insurance relating to their operations for the life of this Agreement in the manner, and amounts, at a minimum, as set forth below.

         (1) Workers' compensation insurance in accordance with all applicable state and federal law, including Employer's Liability Insurance in the amount of $1,000,000 per occurrence;

         (2) Commercial General Liability Insurance, including Contractual Liability Coverage for liabilities assumed under this Agreement, and Personal Injury Coverage in the minimum amount of $5,000,000 per occurrence for bodily injury and property damage. Potlatch's policy shall include Avista as an additional insured.

         (3) Where a Party has more than $100 million in assets it may, at its option, self-insure all or part of the insurance required in this Section 14; provided, however, the self-insuring Party agrees that all other provisions of this Section 14, including, but not limited to, waiver of subrogation, waiver of rights of recourse, and additional insured status, which provide or are intended to provide protection for the other Party and its affiliated and associated companies under this Agreement, shall remain enforceable. A Party's election to self-insure shall not impair, limit, or in any manner result in a reduction of rights and/or benefits otherwise available to the other Party and its affiliated and associated companies through formal insurance policies and endorsements as specified in the above parts of this Section 14. The self-insuring Party agrees that all amounts of self-insurance, retentions and/or deductibles are the responsibility of and shall be borne by the self-insuring Party.

(b) CERTIFICATES. Within fifteen (15) days of the Effective Date, and each anniversary of the Effective Date, during the term of this Agreement, (including any extensions), each Party shall provide to the other Party, properly executed and current certificates of insurance with respect to all insurance policies required to be maintained by such Party under this Agreement. Certificates of insurance shall provide the following information:

         (1)      Name of insurance company, policy number and expiration date;

         (2) The coverage required and the limits on each, including the amount of deductibles or self-insured retentions, which shall be for the account of the Party maintaining such policy;

         (3) A statement indicating that the other Party shall receive at least thirty (30) days prior written notice of cancellation or expiration of a policy, or reduction of liability limits with respect to a policy; and

         (4) A statement identifying and indicating that additional insureds have been named as required by this Agreement.

(c) POLICY REQUEST. At a Party's request, in addition to the foregoing certifications, the other Party shall deliver to the first Party a copy of applicable sections of each insurance policy.

(d) INSPECTION. Each Party shall have the right to inspect the original policies of insurance applicable to this Agreement at the other Party's place of business during regular business hours.

(e) "CLAIMS MADE" INSURANCE. If any insurance is written on a "claims made" basis, the respective Party shall maintain the coverage for a minimum of seven years after the termination of this Agreement.

(f) WAIVER OF SUBROGATION. To the extent permitted by the insurer and commercially reasonable, each Party shall obtain waivers of subrogation in favor of the other Party from any insurer providing coverage that is required to be maintained under this Section 14. A Party shall not be required to obtain a waiver of subrogation if the other Party is not able to obtain a waiver of subrogation from its insurance carrier.

15.      ASSIGNMENT.

         Neither Party shall voluntarily assign its rights or delegate its duties under this Agreement, or any part of such rights or duties without the written consent of the other Party. Such consent shall not unreasonably be withheld. Further, no assignment by either Party shall relieve or release it to the extent of any of its obligations hereunder. Subject to the foregoing restrictions on assignments, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, heirs and assigns.

16.      NO UNSPECIFIED THIRD PARTY BENEFICIARIES.

         Except as specifically provided in this Agreement, there are no third party beneficiaries of this Agreement. Nothing contained in this Agreement is intended to confer any right or interest on anyone other than the Parties, and their respective successors, heirs and assigns permitted under Section 15.

17.      NO TRANSMISSION RIGHTS.

         Nothing in this Agreement shall be construed as granting Potlatch any right of access, or any other rights, to Avista's transmission system.

18.      BENEFITS FOR RENEWABLE FUELS.

         Nothing in this Agreement shall affect Potlatch's rights to benefits attributable to Potlatch's use of renewable fuels for generation. The Parties further agree to negotiate in good faith should it be necessary at a later date, to develop a separate agreement in order to provide Potlatch with those benefits.

19.      DEFAULT.

(a) An "Event of Default" shall mean, with respect to a Party (a "Defaulting Party"), the occurrence of any of the following:

         (1) the failure to make, when due, any payment required pursuant to this Agreement if such failure is not remedied within three (3) business days after delivery of written notice;

         (2) any representation or warranty made by such Party herein is false or misleading in any material respects when made or when deemed made or repeated;

         (3) the failure to perform any material covenant or obligation set forth in this Agreement (except to the extent constituting a separate Event of Default) if such failure is not remedied within thirty (30) business days after delivery of written notice;

         (4)      such Party becomes Bankrupt; or

         (5) such Party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other Party.

(b)      In the Event of Default, the following shall apply:

         (1) The non-defaulting Party shall give written notice to the Defaulting Party of the Event of Default in accordance with this Agreement.

         (2) Except for an Event of Default that arises from failure to make money payments or from a Party becoming bankrupt, if, after 30 days following receipt of such notice, the Defaulting Party has not taken the steps necessary to cure the event of default, the non-defaulting Party may, at its option, terminate this Agreement; provided, however, that except for the failure to pay sums which are due and payable, if the defaulting Party, within such 30-day period, commences and thereafter proceeds with all due diligence to cure such default, such 30-day period shall be extended up to six (6) months after written notice to the defaulting Party, as may be necessary to cure the event of default with all due diligence. For an Event of Default that arises from the failure to make money payments, the non-defaulting Party may, at its option, terminate this Agreement if the Defaulting Party shall have failed to cure the failure to pay within three (3) business days following receipt of notice of such failure. For an Event of Default that arises from a Party becoming bankrupt, the non-defaulting Party may, at its option, immediately terminate this Agreement upon notice to the Defaulting Party.

         (3) Upon the Event of Default and an expiration of any period to cure granted herein, the non-defaulting Party may, but has no obligation, to terminate this Agreement effective upon notice to the Defaulting Party and may exercise all other rights and remedies available to the non-defaulting Party under applicable law. Whether or not the non-defaulting Party elects to terminate this Agreement, it may, in addition to other remedies provided for herein, pursue such remedies as are available at law or in equity including suspension of its performance so long as the Event of Default is continuing and has not been cured.

(c) Any right or remedy afforded to either Party under any provision of this Agreement on account of the breach or default by the other Party is in addition to, and not in lieu of, all other rights or remedies afforded to such Party under any other provisions of this Agreement, by law or otherwise on account of the breach or default.

20.      RELEASE BY AVISTA.

         Avista releases Potlatch from any and all claims, losses, harm, liabilities, damages, costs and expenses to the extent resulting from any disconnection, interruption, suspension or curtailment by Potlatch pursuant to terms of this Agreement.

21.      RELEASE BY POTLATCH.

         Potlatch releases Avista from any and all claims, losses, harm, liabilities, damages, costs and expenses to the extent resulting from any disconnection, interruption, suspension or curtailment by Avista pursuant to terms of this Agreement.

22.      GOVERNMENTAL AUTHORITY.

         This Agreement is subject to the Governmental Rules now or hereafter in effect, of all Governmental Authorities having jurisdiction over the Facility, this Agreement, the Parties or either of them. All Governmental Rules that are required to be incorporated in agreements of this character are by this reference incorporated in this Agreement.

23.      SEVERAL OBLIGATIONS.

         Except where specifically stated in this Agreement to be otherwise, the duties, obligations and liabilities of the Parties are intended to be several not joint or collective. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership between the Parties or to impose any partnership obligations or liability upon either Party. Each Party shall be individually and severally liable for its own obligations under this Agreement. Further, neither Party shall have any rights, power or authority to enter into any agreement or undertaking for or on behalf of, to act as or to be an agent or representative of, or to otherwise bind the other Party.

24.      IMPLEMENTATION.

         Each Party shall take such action (including, but not limited to, the execution, acknowledgement and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement.

25.      NON-WAIVER.

         The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

26.      ENTIRE AGREEMENT AND AMENDMENT.

         This Agreement together with its exhibits constitutes the entire agreement of the Parties hereto and supersedes and replaces any prior agreements or understandings between said Parties, entered into for the same or similar purposes, with the exception the Interconnection Agreement. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written amendment to this Agreement signed by both Parties.

27.      VENUE, ATTORNEYS FEES AND CHOICE OF LAW.

         Venue of any action filed to enforce or interpret the provisions of this Agreement shall be exclusively in the United States District Court for the District of Idaho or the District Court of the State of Idaho encompassing Nez Perce County and the Parties irrevocably submit to the jurisdiction of any such court. In the event of litigation to enforce the provisions of this Agreement, the prevailing Party shall be entitled to reasonable costs and attorney's fees in addition to any other relief allowed. Notwithstanding conflict of law rules, the laws of the State of Idaho shall apply to disputes arising under this Agreement.

28.      COMPLIANCE WITH LAWS.

         Both Parties shall comply with all applicable laws and regulations of Governmental Authorities having jurisdiction over the Facility and the operations of the Parties.

29.      CONFIDENTIALITY.

(a) DEFINITION. "Confidential Information" shall mean any confidential, proprietary or trade secret information or a plan, specification, pattern, procedure, design, device, list concept, policy or compilation relating to the present or planned business of a Party, which is designated in good faith as confidential by the Party supplying the information, whether conveyed orally, electronically, in writing, through inspection or otherwise, except that the real-time in-plant data, shall be considered Confidential Information without the need for designation.

(b)      GENERAL OBLIGATIONS.

         (1) Each Party shall hold in confidence any and all Confidential Information unless: (i) compelled to disclose such information by Governmental Rules or as otherwise provided for in this Agreement; or (ii) to meet obligations imposed by Governmental Authority or by membership in NERC or WECC (including other transmission providers). Information required to be disclosed under (i) or (ii) above, does not, by itself, cause any information provided by Potlatch to Avista to lose its confidentiality. To the extent it is necessary for either Party to release or disclose such information to a third party in order to perform that Party's obligations herein, such Party shall advise said third party of the confidentiality provisions of this Agreement and use its best efforts to require said third party to agree in writing to comply with such provisions.

         (2)      During the term of this Agreement, and for a period of three
(3) years after the expiration or termination of this Agreement, except as otherwise provided in this Section 29, each Party shall hold in confidence and shall not disclose to any person Confidential Information.

         (3) Each Party shall use at least the same standard of care to protect Confidential Information it receives as it uses to protect its own Confidential Information from unauthorized disclosure, publication or dissemination.

(c) EXCLUDED INFORMATION. Confidential Information shall not include information that the receiving Party can demonstrate: (i) is generally available to the public other than as a result of disclosure by the receiving Party; (ii) was in the lawful possession of the receiving Party on a non-confidential basis prior to receiving it from the disclosing Party; (iii) was supplied to the receiving Party without restriction by a third party, who, to the knowledge of the receiving party, after due inquiry was under no obligation to the disclosing party to keep such information confidential; (iv) was independently developed by the receiving party without reference to Confidential Information of the disclosing party; (v) is, or becomes, publicly known, through no wrongful act or omission of the receiving Party or Breach of this Agreement; or (vi) is required, in accordance with Subsection 29(d) of this Agreement, to be disclosed by any Governmental Authority or is otherwise required to be disclosed by law or subpoena, or is necessary in any legal proceeding establishing rights and obligations under this Agreement. Information designated as Confidential Information will no longer be deemed confidential if the Party that designated the information as confidential notifies the other Party that it no longer is confidential.

(d) SUBPOENA. If a Governmental Authority or entity with the right, power, and apparent authority to do so requests or requires either Party, by subpoena, oral deposition, interrogatories, requests for production of documents, administrative order, or otherwise, to disclose Confidential Information, that Party shall provide the other Party with prompt notice of such request(s) or requirement(s) so that the other Party may seek an appropriate protective order or waive compliance with the terms of this Agreement. The notifying Party shall have no obligation to oppose or object to any attempt to obtain such production except to the extent requested to do so by the disclosing Party and at the disclosing Party's expense. If either Party desires to object or oppose such production, it must do so at its own expense. The disclosing Party may request a protective order to prevent any Confidential Information from being made public. Notwithstanding the absence of a protective order or waiver, the Party may disclose such Confidential Information which, in the opinion of its counsel, the Party is legally compelled to disclose. Each Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

(e) USE IN ARBITRATION. Each Party may utilize information or documentation furnished by the disclosing Party in any dispute resolution proceeding or in an administrative agency or court of competent jurisdiction addressing any dispute arising under this Agreement, subject to a confidentiality agreement with all participants (including, if applicable, any arbitrator) or a protective order.

(f) BREACH. The Parties agree that monetary damages by themselves will be inadequate to compensate a Party for the other Party's Breach of its obligations under this Section 29. Each Party accordingly agrees that the other Party is entitled to equitable relief, by way of injunction or otherwise, if it breaches or threatens to breach its obligations under this Section 29.

30. NOTICES. All written legal notices required by this Agreement shall be mailed or delivered as follows:

         To Avista:        Avista Corporation
                           Attention: Vice President, Energy Resources and
                             Optimization
                           1411 East Mission
                           Spokane, WA  99202-2600

                           Mailing Address:
                           P.O. Box 3727
                           Spokane, WA 99220-3727

         To Potlatch:      Vice President, Pulp & Paperboard Division
                           Potlatch Corporation
                           805 Mill Road
                           P. O. Box 1016
                           Lewiston, ID 83501
                           Fax: 208-799-1586

                           Vice President and General Counsel
                           Potlatch Corporation
                           601 West Riverside Ave., Suite 1100
                           Spokane, WA  99201
                           Fax: 509-835-1561

         Changes in persons or addresses for submittal of written notices by a Party to this Agreement shall be made in writing to the other Party and delivered in accordance with this Section 30. Any verbal notice required hereby which affects the payments to be made hereunder shall be confirmed in writing as promptly as practicable after the verbal notice is given.

31. SETTLEMENT OF LITIGATION.

         Potlatch shall dismiss with prejudice its complaint in the United States District Court for the District of Idaho, Case No. CV02-543-C-EJL, and its complaint before the Idaho Public Utilities Commission, Docket No. AVU-E-02-08, upon entry of a final order of the IPUC or court of competent jurisdiction approving the Agreement.

32.      EXHIBITS.

         This Power Purchase Agreement includes the following exhibits, which are attached and incorporated by reference herein:

         Exhibit A - Metering

         Exhibit B - Communications

         Exhibit C - Description of the Facility

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the first date herein-above set forth:

    POTLATCH CORPORATION                   AVISTA CORPORATION

    By: __________________________         By:________________________
    Name:  Frank Radle                     Name:  Gary G. Ely
    Title: Plant Manager, Idaho Pulp &     Title: Chairman, President and Chief
           Paperboard Division                    Executive Officer

                                    EXHIBIT A

             [METERING SPECIFICATIONS, POINTS AND LOCATIONS GRAPHIC]

                          [SIMPLIFIED METERING DIAGRAM]

1.0      DEFINITIONS

     Whenever used in this Exhibit the following terms shall have the following meanings:

         1.1      "NET FACILITY POWER" (G(n)). Expressed kW.

                  1.1.1 For the purposes of this Agreement, the Parties have agreed that Facility Service Power is 125 kW per operating generating unit. Potlatch shall notify Avista when substantial changes are made to the Facility that affect the amount of Facility Service Power. Within a reasonable time the Parties shall select a mutually agreed upon third party auditor and shall share equally the costs of such an audit of Facility Service Power. Unless otherwise agreed, the value determined by such audit shall become the new amount for Facility Service Power for the balance of the term of this Agreement.

                  1.1.2 For the purposes of this Agreement, the Parties have agreed that Losses are 200 kW.

         1.2 "POWER GENERATED" (G(1), G(2), G(3), & G(4)). The electric power measured at each operating unit expressed in kW.

         1.3 "ENERGY PURCHASED" (E(p)). The amount of energy that Avista purchases from Potlatch generated by the Facility in kWh in each hour.

         1.4 "ENERGY SOLD" (E(s)). The amount of energy that Potlatch purchases from Avista, in kWh in each hour.

         1.5 "UTILITY TIE ACTIVE POWER" (P(ut)). The total active power delivered to Potlatch, measured at each of the two (2) Pointsof Delivery expressed in kW.

         1.6 "UTILITY TIE REACTIVE POWER" (Q(ut)). The total reactive power delivered to Potlatch, measured at each of the two (2) Points of Delivery expressed in kVAR.

         1.7      "BASE GENERATION AMOUNT" (G(b)). Expressed in kW.

         1.8      "BASE PERIOD DEMAND" (D(kVa-base)). Expressed in kVa.

         1.9      "EXCESS GENERATION AMOUNT" (G(e)). Expressed in kW.

         1.10     "EXCESS PERIOD DEMAND" (D(kVa-excess)). Expressed in kVa.

         1.11     "INCREMENTAL GENERATION AMOUNT" (G(i)). Expressed in kW.

         1.12     "NOMINAL GENERATION AMOUNT" (G(nom)). Expressed in kW.

2.0      GENERAL METERING FORMULAS:

         2.1      P(ut) = P(ut1) + P(ut2)(kW)

         2.2      Q(ut) = Q(ut1) + Q(ut2) (kVAR) Delivered to Potlatch

         2.3      G(n) = G(1) + G(2) + G(3) + G(4) - (125kW*(the number of
                  operating generating units)) - (Losses)

         2.4      G(i) = G(n) - G(nom), where G(i) > 0
                  Otherwise G(i) = 0

         3.0 BASE PERIOD POWER SALES FORMULA (TIME PERIOD IN WHICH BASE GENERATION AMOUNT HAS NOT BEEN EXCEEDED)

                  3.1      Energy Sold (E[s]) = (P[ut] + G[n]) * Time (kWh)

                  3.2      Base Period Demand (kVa)

                  D[kVa-base] = (square root of)(P[ut]+G[n])(2) + (Q[ut](2)

         4.0 EXCESS PERIOD POWER SALES FORMULA (TIME PERIOD AFTER THE BASE GENERATION AMOUNT IS EXCEEDED) WHEN THE MAXIMUM EXCESS GENERATION AMOUNT IS EXCEEDED OR WHEN POTLATCH USES EXCESS GENERATION AMOUNTS TO SERVE LOAD AND AVISTA DOES NOT PURCHASE INCREMENTAL GENERATION AMOUNTS

                  4.1      Energy Sold (E(s)) = (P(ut))* Time (kWh)

                  4.2      Excess Period Demand (kVa)

                  D[kVa-base] = (square root of)(P[ut](2)+G[n]) + (Q[ut](2)

5.0 EXCESS PERIOD POWER SALES FORMULA (TIME PERIOD AFTER THE BASE GENERATION AMOUNT IS EXCEEDED) WHEN THE MAXIMUM EXCESS GENERATION AMOUNT IS EXCEEDED OR WHEN POTLATCH USES EXCESS GENERATION AMOUNTS TO SERVE LOAD AND AVISTA PURCHASES INCREMENTAL GENERATION AMOUNTS

         5.1      Energy Sold (E(s)) = (P(ut)+G(i))* Time (kWh)

         5.2      Excess Period Demand (kVa)

                  D[kVa-base] = (square root of)(P[ut]+G(i)(2) + (Q[ut](2)

6.0 EXCESS PERIOD POWER SALES FORMULA (TIME PERIOD AFTER THE BASE GENERATION AMOUNT IS EXCEEDED) WHEN AVISTA PURCHASES EXCESS GENERATION AMOUNTS FROM POTLATCH AND AVISTA DOES NOT PURCHASE INCREMENTAL GENERATION AMOUNTS

         6.1      Energy Sold (E(s)) = (P(ut)+ G(n)* Time (kWh)

         6.2      Excess Period Demand  (kVa)

                  D[kVa-base] = (square root of)(P[ut]+G[n])(2) + (Q[ut](2)

                  D[kVa-base] = (square root of)(P[ut]+G[n])(2) + (Q[ut](2)

         7.0 EXCESS PERIOD POWER SALES FORMULA (TIME PERIOD AFTER THE BASE GENERATION AMOUNT IS EXCEEDED) WHEN AVISTA PURCHASES EXCESS GENERATION AMOUNTS FROM POTLATCH AND AVISTA PURCHASES INCREMENTAL GENERATION AMOUNTS

         7.1      Energy Sold (E(s)) = (P(ut)+ G(n))* Time (kWh)

         7.2      Excess Period Demand (kVa)

                  D[kVa-base] = (square root of)(P[ut]+G[n])(2) + (Q[ut](2)

8.0      BASE PERIOD POWER PURCHASE FORMULA

         8.1 Base Generation Purchased (G(b)) = G(n) * Time (kWh) where G(i) = 0 or G(b) = G(nom)* Time (kWh) where G(i) > 0

         8.2      Incremental Generation Purchased (G(i)) = G(n) - G(nom) * Time
                  (kWh) where G(i) > 0 otherwise G(i) = 0

9.0      EXCESS PERIOD POWER PURCHASE FORMULA

         9.1 Excess Generation Purchased (G(e)) = G(n)* Time (kWh) where G(i) = 0 or G(e) = G(nom) where G(i) > 0 or G(e) = 0 where Potlatch uses Excess Generation Amounts to serve Load

         9.2      Incremental Generation Purchased (G(i)) = G(n) - G(nom) * Time
                  (kWh) where G(i) > 0 otherwise G(i) = 0

                                    EXHIBIT B

                                 COMMUNICATIONS

1.       Verbal Communications

(a) Verbal communications relating to electric power scheduling, generation or load level changes between Potlatch and Avista shall be between the following personnel:

         (1) Pre-Schedule (5:30 a.m. to approximately 1:30 p.m. on normal business days):

                  Avista    Pre-Scheduler (509) 495-4911
                            Alternate Phone Number: (509) 495-4073

                  Potlatch  Utility Supervisor (208) 799-1923
                            Alternate Phone Number: (208) 799-1298

         (2)      Real-Time Schedule (available 24 hours per day):

                  Avista    Real-Time Scheduler (509) 495-8534

                  Potlatch  Utility Supervisor (208) 799-1923
                            Alternate Phone Number: (208) 799-1298

(b) During normal business hours, all verbal communications relating to interruptions and outages:

                  Avista    System Operator (509) 495-4105
                            Alternate Phone Number:  (509) 495-4934

                  Potlatch  Utility Operator (208) 799-1923
                            Alternate Phone Number: (208) 799-1298

(c) Outside of normal business hours (nights, weekends, and holidays), all verbal communications relating to interruptions and outages shall take place between the following personnel:

                  Avista    System Operator (509) 495-4105
                            Alternate Phone Number: (509) 495-4934

                  Potlatch  Utility Operator (208) 799-1298
                            Alternate Phone Number (208) 799-1258

         Either Party may provide written notice to the other Party setting forth different contact numbers.

                                    EXHIBIT C

                           DESCRIPTION OF THE FACILITY

1.       Unit Number One Description

(a) The unit number one turbine, General Electric serial number 197741, is a nine stage, 3600 RPM, 600 PSIG steam turbine.

(b) The unit number one generator, General Electric serial number 316X188, is nameplate rated at 12,500 kVA.

2.       Unit Number Two Description

(a) The unit number two turbine, General Electric serial number 83530, is a six stage, 3600 RPM, 600 PSIG steam turbine.

(b) The unit number two generator, General Electric serial number 6784689, is nameplate rated at 11,188 kVA.

3.       Unit Number Three Description

(a) The unit number three turbine, General Electric serial number 197836, is a twelve stage, 3600 RPM, 1250 PSIG steam turbine.

(b) The unit number three generator, General Electric serial number 316X374, is nameplate rated at 41,600 kVA @ 30 PSIG H2.

4.       Unit Number Four Description

(a) The unit number four turbine, from ABB order number MB275226, is a 3600 RPM steam turbine.

(b) The unit number four generator, ABB serial number HM300516, is nameplate rated at 66,916 kVA

                                       C-1